Exhibit 99.1
2000 W. Sam Houston Parkway South, Suite 2000, Houston, Texas 77042-3622

For Immediate Release:	For Further Information Contact:
Rick G. Lester
Vice President and Chief Financial Officer
ir@mariner-energy.com
(713) 954-5551
Mariner Energy, Inc. Completes Placement of Its 7 1/2% Senior Unsecured Notes
HOUSTON — April 24, 2006 — Mariner Energy, Inc. (NYSE: ME) today completed the placement of $300 million of its 7 1/2% senior unsecured notes due 2013, priced to yield 7.75% to maturity. Net proceeds from the issuance were used to repay debt under Mariner’s secured bank credit facility.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Mariner and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events. These statements involve a number of risks and uncertainties, including those relating to market conditions for the note offering and relating to other risks and uncertainties detailed in Mariner’s filings with the Securities and Exchange Commission. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005, and other documents filed by Mariner with the Securities and Exchange Commission, which contain important information, including detailed risk factors. Mariner expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. As of March 31, 2006, Mariner had 86,100,994 shares of common stock issued and outstanding. For more information about Mariner, please visit its website at http://www.mariner-energy.com.